                                   AKORN, INC.

                                  EXHIBIT 11.1

                   COMPUTATION OF NET (LOSS)/INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                       THREE MONTHS ENDED MARCH 31,
                                                                           2002          2001
                                                                       ----------------------------
Net income (loss) per share - basic:
   Net income (loss)................................................    $     191    $  (12,977)
   Weighted average number of shares outstanding....................       19,524        19,271
Net (loss)/income per share - basic.................................    $    0.01    $    (0.67)
                                                                        =========    ===========
Net income (loss) per share - diluted:
   Net income (loss)................................................    $     191    $  (12,977)
   Net income (loss) adjustment for interest on convertible debt
      and convertible interest on debt..............................           62            --
                                                                        ---------    -----------
   Net income (loss), as adjusted...................................    $     253    $  (12,977)
                                                                        =========    ===========

   Weighted average number of shares outstanding....................       19,524        19,271
   Additional shares assuming conversion of convertible debt
      and convertible interest on debt .............................        1,153            --
   Additional shares assuming conversion of warrants ...............          504            --
   Additional shares assuming conversion of options (1).............          610           (A)
   Weighted average number of shares outstanding, as adjusted.......       21,791        19,271
                                                                        =========    ==========
Net income (loss) per share -- diluted..............................    $    0.01    $    (0.67)
                                                                        =========    ==========

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(1) For the quarter ended March 31, 2002, options to purchase 1,434 shares of common stock were excluded from the computation of diluted earnings per share as the inclusion of such shares would be antidilutive.

(A) Not presented where the effects of potential shares are antidilutive.